EXHIBIT 99.1
Fastenal Names New Executive VP of Operations
WINONA, Minn., October 12, 2023 (BUSINESS WIRE) – Fastenal Company (Nasdaq: FAST) ("the Company") has appointed Anthony P. Broersma as the Executive Vice President-Operations effective on October 11, 2023. In his new role, he will oversee supply chain, compliance, supplier development, content, property management, eCommerce, supply to fulfillment distribution, and logistics operations of the Company.
Mr. Broersma previously served as our Senior Vice President-Operations of the Company from June 2022 to October 2023. From February 2021 to June 2022, Mr. Broersma was our Vice President of Procurement and Supply Chain. From February 2016 to February 2021, Mr. Broersma served as our Vice President of International Operations, leading all global operations. From December 2012 to February 2016, Mr. Broersma was the Regional Vice President for our continental Europe locations, while living in the Czech Republic. From February 2011 to December 2012, Mr. Broersma served as the Director of Asian Operations, while living in Shanghai, China. From December 2007 to February 2011, Mr. Broersma served as the Regional Operations Manager of our distribution center located in Scranton, PA. Mr. Broersma joined the Company in 2003 and, prior to 2007, served in various roles of increasing responsibility within our branch locations.
During Mr. Broersma's twenty-year career with the Company, he has served in numerous sales and operational roles with the Company. "I want to congratulate Tony on his new role. With his extensive background in Fastenal's operations and previous experience in the sales functions of the Company, the Fastenal 'Blue Team' will continue to benefit from his significant knowledge and strong leadership," said Dan Florness, the Company’s president and CEO.
About Fastenal
Fastenal provides a broad offering of industrial supplies, including fastener, safety, and metal cutting products, to manufacturing, construction, and state and local government customers through approximately 3,400 in-market locations (branches and customer-specific Onsite locations) spanning 25 countries. With continual investment in tailored local inventory, dedicated local experts, and flexible FMI® (Fastenal Managed Inventory) and digital solutions, we help our business partners achieve product and process savings across the supply chain – a "high-touch, high-tech" approach encapsulated by our tagline, Where Industry Meets Innovation™. Our local service teams are supported by 16 regional distribution centers, a captive logistics fleet, multiple teams of industry specialists and support personnel, and robust sourcing, quality, and manufacturing resources, enabling us to grow by getting closer to customers and providing innovative and comprehensive solutions to customer supply chain challenges.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
FAST-G

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959